Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Forms S-3 of our report dated March 27, 2026 relating to the financial statements appearing in the Annual Report on Form 20-F of Niki BioSolutions, Inc. for the three years ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

Guangzhou, China

August 27, 2026